First Internet Bancorp Reports Record Quarterly Net Income
Quarterly net income up 113% year-over-year; diluted EPS increased 65%

Fishers, Indiana, April 19, 2018 - First Internet Bancorp (the “Company”) (Nasdaq: INBK), the parent company of First Internet Bank (the “Bank”) (www.firstib.com), announced today financial and operational results for the first quarter 2018.

David Becker, Chairman, President and Chief Executive Officer, commented, “We are off to a strong start in 2018, with record quarterly net income and earnings per share. Our results reflect solid contributions from all of our lending teams; we grew loan balances nearly 6% in the first quarter and 54% compared to this period last year.

“Even in this intensely competitive environment, we have stayed true to our credit discipline. We will not sacrifice price or credit for the sake of loan growth. As we move into the second quarter, our loan pipelines remain healthy.”

First quarter net income was $6.0 million and diluted earnings per share were $0.71. This compares with fourth quarter 2017 net income of $3.5 million and diluted earnings per share of $0.41 and first quarter 2017 net income of $2.8 million and diluted earnings per share of $0.43.

As a result of the Tax Cuts and Jobs Act of 2017, the Company’s net deferred tax asset (“net DTA”) was revalued as of December 31, 2017. The value of the net DTA was reduced by $1.8 million with the amount of the reduction recognized as additional income tax expense in the fourth quarter 2017. Consequently, this revaluation decreased fourth quarter 2017 diluted earnings per share by $0.22. Adjusted for the net DTA revaluation, fourth quarter 2017 net income was $5.3 million and diluted earnings per share were $0.63.

Highlights for the first quarter include:

▪	Record net income of $6.0 million, increasing $2.5 million, or 72.3%, compared to the linked quarter and $3.2 million, or 112.9%, compared to first quarter 2017

▪	Diluted earnings per share of $0.71, increasing $0.30, or 73.2%, compared to the linked quarter and $0.28, or 65.1%, compared to first quarter 2017

▪	Diluted earnings per share increased $0.08, or 12.7%, and net income increased $0.7 million, or 12.8%, compared to fourth quarter 2017 results adjusted for the net DTA revaluation

▪	Total loan growth of $118.2 million, or 5.7%, compared to December 31, 2017 and $776.2 million, or 54.2%, compared to March 31, 2017

▪	Net interest income of $15.4 million, increasing $0.1 million, or 0.4%, compared to the linked quarter and $4.0 million, or 34.5%, compared to first quarter 2017

▪	Solid quarterly performance

•	Return on average assets of 0.87%

•	Return on average shareholders’ equity of 10.96%

•	Return on average tangible common equity of 11.19%

▪	Capital levels continued to support the strong balance sheet growth

	Company	Bank

Total shareholders’ equity to assets	7.85%	8.22%
Tangible common equity to tangible assets	7.70%	8.07%
Tier 1 leverage ratio	8.09%	8.46%
Common equity tier 1 capital ratio	11.31%	11.84%
Tier 1 capital ratio	11.31%	11.84%
Total risk-based capital ratio	13.89%	12.61%

▪	Asset quality remained strong

•	Nonperforming loans to total loans declined to 0.03%

•	Nonperforming assets to total assets declined to 0.20%

•	Net charge-offs to average loans of 0.05%

Net Interest Income and Net Interest Margin
Net interest income for the first quarter was $15.4 million compared to $15.4 million for the fourth quarter 2017 and $11.5 million for the first quarter 2017. Total interest income for the first quarter was $26.0 million, increasing $1.3 million, or 5.4%, compared to the fourth quarter 2017 and $8.6 million, or 49.4%, compared to the first quarter 2017. The increase in total interest income compared to the linked quarter was driven primarily by a $183.9 million, or 9.3%, increase in average loan balances. The growth in average loan balances was partially offset by a decline of 4 bps in the yield earned on the loan portfolio to 4.13% in the first quarter from 4.17% for the fourth quarter 2017. While the yield earned on most loan types increased during the first quarter, the total portfolio yield declined compared to the linked quarter as the fourth quarter 2017 benefitted from the collection of back interest and prepayment fees on a nonaccrual loan that paid down in full during the quarter. In total, the Company’s yield on interest-earning assets increased 3 bps during the first quarter to 3.81% from 3.78% for the fourth quarter 2017.

Total interest expense for the first quarter was $10.6 million, increasing $1.3 million, or 13.9%, compared to the fourth quarter 2017 and $4.6 million, or 78.1%, compared to the first quarter 2017. The increase in total interest expense compared to the linked quarter was due primarily to an increase of $141.7 million, or 7.2%, in average interest-bearing deposit balances as well as an increase in the cost of funds related to interest-bearing deposits, which increased 10 bps during the first quarter to 1.59% from 1.49% for the fourth quarter 2017. Also contributing to the growth in total interest expense was an increase of $30.7 million, or 8.2%, in the average balance of Federal Home Loan Bank (“FHLB”) advances outstanding compared to the fourth quarter 2017. Additionally, the cost of funds related to FHLB advances increased 30 bps during the first quarter to 1.66% from 1.36% for the fourth quarter 2017. The cost of funds related to both interest-bearing deposits and FHLB advances were impacted by the rapid increase in short term interest rates during the first quarter. The cost of FHLB advances was also affected by a $50.0 million borrowing that converted from its initial one year sub-3M LIBOR rate to a fixed rate of 2.00%. Overall, the total cost of interest-bearing liabilities increased 13 bps during the first quarter to 1.68% from 1.55% for the fourth quarter 2017.

Net interest margin (“NIM”) was 2.26% for the first quarter compared to 2.35% for the fourth quarter 2017 and 2.50% for the first quarter 2017. On a fully-taxable equivalent basis, NIM decreased to 2.41% for the first quarter compared to 2.59% for the fourth quarter 2017 and 2.57% for the first quarter 2017. The decline of 18 bps in the fully-taxable equivalent NIM was due primarily to the reduction in the federal corporate tax rate from 35% to 21% effective January 1, 2018.

Noninterest Income
Noninterest income for the first quarter was $2.5 million compared to $2.5 million for the fourth quarter 2017 and $2.1 million for the first quarter 2017. Compared to the linked quarter, noninterest income was essentially unchanged as mortgage banking revenue increased modestly to $1.6 million for the first quarter from $1.5 million for the fourth quarter 2017. Related to mortgage banking activities, origination volumes declined during the first quarter but were offset by higher gain on sale margins. The Company also completed two sales of single tenant lease financing loans during the first quarter. The principal amount of loans sold totaled $25.2 million and resulted in a gain of $0.4 million, which was comparable to similar activity in the fourth quarter 2017. As of March 31, 2018, there were no additional sales in process but the Company may execute sales in future periods should market conditions remain favorable for such transactions.

Noninterest Expense
Noninterest expense for the first quarter was $10.2 million compared to $9.7 million for the fourth quarter 2017 and $8.7 million for the first quarter 2017. The increase of $0.5 million, or 5.3%, compared to the linked quarter was due primarily to increases in consulting and professional fees, salaries and employee benefits and marketing expenses, partially offset by a decline in other expenses. The increase in consulting and professional fees was due to seasonally higher legal expenses generally related to year-end reporting and the preparation of proxy materials for our annual meeting of shareholders, which are customarily incurred in the first quarter. The increase in salaries and employee benefits was due primarily to higher equity compensation expense, including $0.2 million of non-recurring accelerated vesting recognition, and higher employee benefit expenses related to medical and prescription drug claims experience and seasonal resets on payroll taxes and other employee benefits. The increase in marketing expenses was due to advertising campaigns to increase brand awareness. The decrease in other expenses was driven by gains on sales of residential other real estate owned properties.

Income Taxes
Income tax expense was $0.9 million for the first quarter, resulting in an effective tax rate of 12.5%, compared to $3.5 million and an effective tax rate of 50.2% for the linked quarter and $1.0 million and an effective tax rate of 26.5% for the first quarter 2017. Included in the fourth quarter 2017 income tax expense was the $1.8 million net DTA revaluation discussed above. Excluding the net DTA revaluation, income tax expense for the fourth quarter 2017 was $1.7 million and the effective tax rate was 23.9%.

Compared to the linked quarter, the declines in income tax expense and the effective tax rate were driven primarily by the reduction in the federal corporate tax rate from 35% to 21%. The Company also recognized a $0.1 million tax benefit associated with equity compensation vesting events that occurred during the first quarter. Additionally, income taxes were positively impacted by the strong growth in the public finance portfolio during the fourth quarter 2017, which increased the proportion of tax-exempt income relative to overall total pre-tax income.

Loans and Credit Quality
Total loans as of March 31, 2018 were $2.2 billion, increasing $118.2 million, or 5.7%, compared to December 31, 2017 and $776.2 million, or 54.2%, compared to March 31, 2017. Total commercial loan balances were $1.6 billion as of March 31, 2018, increasing $91.9 million, or 6.0%, compared to December 31, 2017 and $658.4 million, or 68.5%, compared to March 31, 2017. The growth in commercial loan balances was driven largely by production in public finance, single tenant lease financing and healthcare finance.

The public finance portfolio increased $43.6 million, or 9.9%, compared to December 31, 2017 and $403.9 million, or 517.9%, compared to March 31, 2017. Single tenant lease financing balances increased $31.0 million, or 3.9%, compared to December 31, 2017 and $169.0 million, or 25.4%, compared to March 31, 2017. Healthcare finance balances, originated through the partnership with Lendeavor, Inc., increased $17.3 million, or 54.9%, compared to December 31, 2017 and totaled $48.9 million at quarter end. Commercial and industrial and owner-occupied commercial real estate balances increased $3.2 million, or 1.6%, on a combined basis compared to December 31, 2017 and $41.5 million, or 25.9%, compared to March 31, 2017. During the first quarter, new commercial and industrial activity was offset by elevated prepayment activity.

Total consumer loan balances were $583.8 million as of March 31, 2018, increasing $25.8 million, or 4.6%, compared to December 31, 2017 and $114.6 million, or 24.4%, compared to March 31, 2017. Residential mortgage balances increased $18.4 million, or 6.1%, compared to December 31, 2017 and $72.3 million, or 29.4%, compared to March 31, 2017. Trailer portfolio balances increased $6.3 million, or 6.3%, compared to December 31, 2017 and $21.0 million, or 24.2%, compared to March 31, 2017. Recreational vehicle balances increased $3.8 million, or 5.5%, compared to December 31, 2017 and $15.8 million, or 27.6%, compared to March 31, 2017. Additionally, other consumer loan balances decreased $1.5 million, or 2.6%, compared to December 31, 2017 and increased $11.2 million, or 25.3%, compared to March 31, 2017.

Credit quality continued to remain sound as total delinquencies 30 days or more past due were 0.04% of total loans as of March 31, 2018, down from 0.05% as of December 31, 2017 and 0.12% as of March 31, 2017. Nonperforming loans to total loans was 0.03% as of March 31, 2018 compared to 0.04% as of December 31, 2017 and 0.24% as of March 31, 2017. Nonperforming assets to total assets was 0.20% as of March 31, 2018 compared to 0.21% as of December 31, 2017 and 0.39% as of March 31, 2017.

The allowance for loan losses was $15.6 million as of March 31, 2018 compared to $15.0 million as of December 31, 2017 and $11.9 million as of March 31, 2017. The allowance as a percentage of total nonperforming loans was 2,361.2% as of March 31, 2018 compared to 1,784.3% as of December 31, 2017 and 348.7% as of March 31, 2017. The allowance as a percentage of total loans was 0.70% as of March 31, 2018 compared to 0.72% as of December 31, 2017 and 0.83% as of March 31, 2017. The decline in the allowance as a percentage of total loans was due primarily to the continued growth in the public finance portfolio as this loan category has a lower loss reserve factor than other loan types.

Net charge-offs of $0.3 million were recognized during the first quarter, resulting in net charge-offs to average loans of 0.05% compared to 0.06% for the fourth quarter 2017 and 0.04% for the first quarter 2017. The provision for loan losses in the first quarter was $0.9 million compared to $1.2 million for the fourth quarter 2017 and $1.0 million for the first quarter 2017. Compared to the linked quarter, the decrease in the provision for loan losses of $0.3 million, or 27.9%, was due primarily to lower loan growth during the first quarter than what was experienced during fourth quarter 2017.

Capital
During the first quarter, total shareholders’ equity increased $0.7 million, due primarily to net income earned during the quarter, partially offset by the change in the unrealized gain/loss related to the investment portfolio and declared dividends. As of March 31, 2018, the Company’s tier 1 leverage, common equity tier 1, tier 1 and total risk-based capital ratios were 8.09%, 11.31%, 11.31% and 13.89% compared to 8.45%, 11.43%, 11.43% and 14.07% as of December 31, 2017, respectively. The declines in regulatory capital ratios were due primarily to increases in average and risk-weighted assets resulting from the quarterly loan growth. Tangible common equity to tangible assets decreased 24 bps during the first quarter to 7.70% as of March 31, 2018 as asset growth outpaced tangible equity growth. Tangible book value per share was $26.05 as of March 31, 2018, decreasing from $26.09 as of December 31, 2017 but increasing year-over-year from $23.52 as of March 31, 2017.

The decreases in both tangible common equity to tangible assets and tangible book value per share were negatively impacted by the change in the unrealized gain/loss related to the investment portfolio resulting from the increase in interest rates during the first quarter.

About First Internet Bancorp
First Internet Bancorp is a bank holding company with assets of $2.9 billion as of March 31, 2018. The Company’s subsidiary, First Internet Bank, opened for business in 1999 as an industry pioneer in the branchless delivery of banking services. The Bank now provides consumer and small business deposit, consumer loan, residential mortgage, and specialty finance services nationally as well as commercial real estate loans, commercial and industrial loans and treasury management services in select geographies. First Internet Bancorp’s common stock trades on the Nasdaq Global Select Market under the symbol “INBK” and is a component of the Russell 2000® Index. Additional information about the Company is available at www.firstinternetbancorp.com and additional information about the Bank, including its products and services, is available at www.firstib.com.

Safe Harbor Statement
This press release may contain forward-looking statements with respect to the financial condition, results of operations, trends in lending policies, plans, objectives, future performance or business of the Company.  Forward-looking statements are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “may,” “will,” “would,” “could,” “should” or other similar expressions. Forward-looking statements are not a guarantee of future performance or results, are based on information available at the time the statements are made and involve known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from the information in the forward-looking statements.  Factors that may cause such differences include: failures or breaches of or interruptions in the communications and information systems on which we rely to conduct our business; failure of our plans to grow our commercial real estate, commercial and industrial, public finance and healthcare finance loan portfolios; competition with national, regional and community financial institutions; the loss of any key members of senior management; fluctuations in interest rates; general economic conditions; risks relating to the regulation of financial institutions; and other factors identified in reports we file with the U.S. Securities and Exchange Commission.  All statements in this press release, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no obligation to update any statement in light of new information or future events.

Non-GAAP Financial Measures
This press release contains financial information determined by methods other than in accordance with U.S. generally accepted accounting principles (“GAAP”). Non-GAAP financial measures, specifically tangible common equity, tangible assets, tangible book value per common share, return on average tangible common equity and tangible common equity to tangible assets, net interest income - FTE, net interest margin - FTE, adjusted net income, adjusted diluted earnings per share, adjusted income tax expense and adjusted effective income tax rate are used by the Company’s management to measure the strength of its capital and analyze profitability, including its ability to generate earnings on tangible capital invested by its shareholders. Although management believes these non-GAAP measures are useful to investors by providing a greater understanding of its business, they should not be considered a substitute for financial measures determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures are included in the table at the end of this release under the caption “Reconciliation of Non-GAAP Financial Measures.”

Contact Information:
Investors/Analysts	Media
Paula Deemer	Nicole Lorch
Investor Relations	Executive Vice President & Chief Operating Officer
(317) 428-4628	(317) 532-7906
investors@firstib.com	nlorch@firstib.com

First Internet Bancorp
Summary Financial Information (unaudited)
Amounts in thousands, except per share data
	Three Months Ended
	March 31, 2018	December 31, 2017	March 31, 2017
Net income	$6,028	$3,498	$2,832

Per share and share information
Earnings per share - basic	$0.71	$0.41	$0.43
Earnings per share - diluted	0.71	0.41	0.43
Dividends declared per share	0.06	0.06	0.06
Book value per common share	26.60	26.65	24.24
Tangible book value per common share	26.05	26.09	23.52
Common shares outstanding	8,450,925	8,411,077	6,497,662
Average common shares outstanding:
Basic	8,499,196	8,490,951	6,547,807
Diluted	8,542,363	8,527,599	6,602,200
Performance ratios
Return on average assets	0.87%	0.52%	0.60%
Return on average shareholders' equity	10.96%	6.23%	7.42%
Return on average tangible common equity	11.19%	6.37%	7.65%
Net interest margin	2.26%	2.35%	2.50%
Net interest margin - FTE [1]	2.41%	2.59%	2.57%
Capital ratios [2]
Total shareholders' equity to assets	7.85%	8.10%	7.67%
Tangible common equity to tangible assets	7.70%	7.94%	7.46%
Tier 1 leverage ratio	8.09%	8.45%	8.41%
Common equity tier 1 capital ratio	11.31%	11.43%	10.88%
Tier 1 capital ratio	11.31%	11.43%	10.88%
Total risk-based capital ratio	13.89%	14.07%	14.16%
Asset quality
Nonperforming loans	$659	$839	$3,411
Nonperforming assets	5,710	5,892	7,992
Nonperforming loans to loans	0.03%	0.04%	0.24%
Nonperforming assets to total assets	0.20%	0.21%	0.39%
Allowance for loan losses to:
Loans	0.70%	0.72%	0.83%
Nonperforming loans	2,361.2%	1,784.3%	348.7%
Net charge-offs to average loans	0.05%	0.06%	0.04%
Average balance sheet information
Loans	$2,154,876	$1,970,994	$1,320,065
Total securities	485,173	500,627	474,845
Other earning assets	104,685	95,049	45,392
Total interest-earning assets	2,762,620	2,588,677	1,858,931
Total assets	2,823,790	2,650,583	1,905,736
Noninterest-bearing deposits	43,976	40,618	31,463
Interest-bearing deposits	2,105,092	1,963,405	1,450,677
Total deposits	2,149,068	2,004,023	1,482,140
Shareholders' equity	223,131	222,670	154,798

1 On a fully-taxable equivalent (“FTE”) basis assuming a 21% tax rate in 2018 and a 35% tax rate in 2017
2 Regulatory capital ratios are preliminary pending filing of the Company's regulatory reports

First Internet Bancorp
Condensed Consolidated Balance Sheets (unaudited, except for December 31, 2017)
Amounts in thousands
	March 31, 2018	December 31, 2017	March 31, 2017
Assets
Cash and due from banks	$5,675	$4,539	$4,137
Interest-bearing deposits	58,072	43,442	48,961
Interest-bearing time deposits	—	—	250
Securities available-for-sale, at fair value	463,652	473,275	470,065
Securities held-to-maturity, at amortized cost	19,206	19,209	19,218
Loans held-for-sale	17,067	51,407	13,202
Loans	2,209,405	2,091,193	1,433,190
Allowance for loan losses	(15,560)	(14,970)	(11,894)
Net loans	2,193,845	2,076,223	1,421,296
Accrued interest receivable	11,898	11,944	6,868
Federal Home Loan Bank of Indianapolis stock	20,250	19,575	13,050
Cash surrender value of bank-owned life insurance	35,342	35,105	24,367
Premises and equipment, net	10,110	10,058	9,853
Goodwill	4,687	4,687	4,687
Other real estate owned	5,041	5,041	4,488
Accrued income and other assets	17,883	13,182	12,361
Total assets	$2,862,728	$2,767,687	$2,052,803

Liabilities
Noninterest-bearing deposits	$47,678	$44,686	$34,427
Interest-bearing deposits	2,129,443	2,040,255	1,522,692
Total deposits	2,177,121	2,084,941	1,557,119
Advances from Federal Home Loan Bank	413,173	410,176	289,985
Subordinated debt	36,763	36,726	36,615
Accrued interest payable	410	311	148
Accrued expenses and other liabilities	10,437	11,406	11,445
Total liabilities	2,637,904	2,543,560	1,895,312
Shareholders' equity
Voting common stock	172,421	172,043	119,627
Retained earnings	61,414	57,103	46,139
Accumulated other comprehensive loss	(9,011)	(5,019)	(8,275)
Total shareholders' equity	224,824	224,127	157,491
Total liabilities and shareholders' equity	$2,862,728	$2,767,687	$2,052,803

First Internet Bancorp
Condensed Consolidated Statements of Income (unaudited)
Amounts in thousands, except per share data
	Three Months Ended
	March 31, 2018	December 31, 2017	March 31, 2017
Interest income
Loans	$22,115	$20,971	$14,156
Securities - taxable	2,488	2,521	2,367
Securities - non-taxable	711	696	697
Other earning assets	665	450	170
Total interest income	25,979	24,638	17,390
Interest expense
Deposits	8,270	7,358	4,699
Other borrowed funds	2,294	1,920	1,234
Total interest expense	10,564	9,278	5,933
Net interest income	15,415	15,360	11,457
Provision for loan losses	850	1,179	1,035
Net interest income after provision for loan losses	14,565	14,181	10,422
Noninterest income
Service charges and fees	230	231	211
Mortgage banking activities	1,578	1,530	1,616
Gain on sale of loans	414	395	—
Gain (loss) on sale of securities	—	—	—
Other	320	383	304
Total noninterest income	2,542	2,539	2,131
Noninterest expense
Salaries and employee benefits	5,905	5,701	5,073
Marketing, advertising and promotion	716	590	518
Consulting and professional fees	851	617	813
Data processing	263	242	237
Loan expenses	237	303	214
Premises and equipment	1,214	1,125	953
Deposit insurance premium	465	420	315
Other	566	703	575
Total noninterest expense	10,217	9,701	8,698
Income before income taxes	6,890	7,019	3,855
Income tax provision	862	3,521	1,023
Net income	$6,028	$3,498	$2,832

Per common share data
Earnings per share - basic	$0.71	$0.41	$0.43
Earnings per share - diluted	$0.71	$0.41	$0.43
Dividends declared per share	$0.06	$0.06	$0.06

All periods presented have been reclassified to conform to the current period classification.

First Internet Bancorp
Average Balances and Rates (unaudited)
Amounts in thousands
	Three Months Ended
	March 31, 2018			December 31, 2017			March 31, 2017
	Average Balance	Interest / Dividends	Yield / Cost	Average Balance	Interest / Dividends	Yield / Cost	Average Balance	Interest / Dividends	Yield / Cost
Assets
Interest-earning assets
Loans, including loans held-for-sale [1]	$2,172,762	$22,115	4.13%	$1,993,001	$20,971	4.17%	$1,338,694	$14,156	4.29%
Securities - taxable	389,447	2,488	2.59%	403,905	2,521	2.48%	381,522	2,367	2.52%
Securities - non-taxable	95,726	711	3.01%	96,722	696	2.85%	93,323	697	3.03%
Other earning assets	104,685	665	2.58%	95,049	450	1.88%	45,392	170	1.52%
Total interest-earning assets	2,762,620	25,979	3.81%	2,588,677	24,638	3.78%	1,858,931	17,390	3.79%
Allowance for loan losses	(15,206)			(14,486)			(11,299)
Noninterest-earning assets	76,376			76,392			58,104
Total assets	$2,823,790			$2,650,583			$1,905,736

Liabilities
Interest-bearing liabilities
Interest-bearing demand deposits	$91,034	$122	0.54%	$86,744	$119	0.54%	$88,295	$119	0.55%
Savings accounts	55,952	158	1.15%	52,092	132	1.01%	28,333	47	0.67%
Money market accounts	562,345	1,893	1.37%	479,201	1,428	1.18%	347,696	696	0.81%
Certificates and brokered deposits	1,395,761	6,097	1.77%	1,345,368	5,679	1.67%	986,353	3,837	1.58%
Total interest-bearing deposits	2,105,092	8,270	1.59%	1,963,405	7,358	1.49%	1,450,677	4,699	1.31%
Other borrowed funds	441,970	2,294	2.10%	411,283	1,920	1.85%	262,573	1,234	1.91%
Total interest-bearing liabilities	2,547,062	10,564	1.68%	2,374,688	9,278	1.55%	1,713,250	5,933	1.40%
Noninterest-bearing deposits	43,976			40,618			31,463
Other noninterest-bearing liabilities	9,621			12,607			6,225
Total liabilities	2,600,659			2,427,913			1,750,938
Shareholders' equity	223,131			222,670			154,798
Total liabilities and shareholders' equity	$2,823,790			$2,650,583			$1,905,736

Net interest income		$15,415			$15,360			$11,457

Interest rate spread			2.13%			2.23%			2.39%
Net interest margin			2.26%			2.35%			2.50%
Net interest margin - FTE [2]			2.41%			2.59%			2.57%

1 Includes nonaccrual loans
2 On a fully-taxable equivalent (“FTE”) basis assuming a 21% tax rate in 2018 and a 35% tax rate in 2017

First Internet Bancorp
Loans and Deposits (unaudited)
Amounts in thousands
	March 31, 2018		December 31, 2017		March 31, 2017
	Amount	Percent	Amount	Percent	Amount	Percent
Commercial loans
Commercial and industrial	$119,893	5.4%	$122,940	5.9%	$97,487	6.8%
Owner-occupied commercial real estate	81,998	3.7%	75,768	3.6%	62,887	4.4%
Investor commercial real estate	6,273	0.3%	7,273	0.4%	8,510	0.6%
Construction	47,013	2.1%	49,213	2.4%	49,618	3.5%
Single tenant lease financing	834,335	37.8%	803,299	38.4%	665,382	46.4%
Public finance	481,923	21.8%	438,341	21.0%	77,995	5.4%
Healthcare finance	48,891	2.2%	31,573	1.5%	—	0.0%
Total commercial loans	1,620,326	73.3%	1,528,407	73.2%	961,879	67.1%

Consumer loans
Residential mortgage	318,298	14.4%	299,935	14.3%	246,014	17.2%
Home equity	29,296	1.3%	30,554	1.5%	34,925	2.4%
Trailers	107,714	4.9%	101,369	4.8%	86,692	6.0%
Recreational vehicles	73,005	3.3%	69,196	3.3%	57,234	4.0%
Other consumer loans	55,466	2.5%	56,968	2.7%	44,265	3.1%
Total consumer loans	583,779	26.4%	558,022	26.6%	469,130	32.7%

Net deferred loan fees, premiums and discounts	5,300	0.3%	4,764	0.2%	2,181	0.2%

Total loans	$2,209,405	100.0%	$2,091,193	100.0%	$1,433,190	100.0%

	March 31, 2018		December 31, 2017		March 31, 2017
	Amount	Percent	Amount	Percent	Amount	Percent
Deposits
Noninterest-bearing deposits	$47,678	2.2%	$44,686	2.1%	$34,427	2.2%
Interest-bearing demand deposits	99,006	4.5%	94,674	4.5%	94,461	6.1%
Savings accounts	60,176	2.8%	49,939	2.4%	31,291	2.0%
Money market accounts	592,113	27.2%	499,501	24.0%	371,115	23.8%
Certificates of deposits	1,185,176	54.4%	1,319,488	63.3%	1,023,294	65.7%
Brokered deposits [1]	192,972	8.9%	76,653	3.7%	2,531	0.2%
Total deposits	$2,177,121	100.0%	$2,084,941	100.0%	$1,557,119	100.0%

1 As of March 31, 2018, $116.3 million of public fund deposits originated through an investment advisor who manages fixed income portfolios for municipalities were reclassified from certificates of deposit to brokered deposits per regulatory guidance.

First Internet Bancorp
Reconciliation of Non-GAAP Financial Measures
Amounts in thousands, except per share data
	Three Months Ended
	March 31, 2018	December 31, 2017	March 31, 2017
Total equity - GAAP	$224,824	$224,127	$157,491
Adjustments:
Goodwill	(4,687)	(4,687)	(4,687)
Tangible common equity	$220,137	$219,440	$152,804

Total assets - GAAP	$2,862,728	$2,767,687	$2,052,803
Adjustments:
Goodwill	(4,687)	(4,687)	(4,687)
Tangible assets	$2,858,041	$2,763,000	$2,048,116

Common shares outstanding	8,450,925	8,411,077	6,497,662

Book value per common share	$26.60	$26.65	$24.24
Effect of goodwill	(0.55)	(0.56)	(0.72)
Tangible book value per common share	$26.05	$26.09	$23.52

Total shareholders' equity to assets ratio	7.85%	8.10%	7.67%
Effect of goodwill	(0.15%)	(0.16%)	(0.21%)
Tangible common equity to tangible assets ratio	7.70%	7.94%	7.46%

Total average equity - GAAP	$223,131	$222,670	$154,798
Adjustments:
Average goodwill	(4,687)	(4,687)	(4,687)
Average tangible common equity	$218,444	$217,983	$150,111

Return on average shareholders' equity	10.96%	6.23%	7.42%
Effect of goodwill	0.23%	0.14%	0.23%
Return on average tangible common equity	11.19%	6.37%	7.65%

Net interest income	$15,415	$15,360	$11,457
Adjustments:
Fully-taxable equivalent adjustments [1]	1,018	1,555	306
Net interest income - FTE	$16,433	$16,915	$11,763

Net interest margin	2.26%	2.35%	2.50%
Effect of fully-taxable equivalent adjustments [1]	0.15%	0.24%	0.07%
Net interest margin - FTE	2.41%	2.59%	2.57%

1 Assuming a 21% tax rate in 2018 and a 35% tax rate in 2017

First Internet Bancorp
Reconciliation of Non-GAAP Financial Measures
Amounts in thousands, except per share data
	Three Months Ended
	March 31, 2018	December 31, 2017	March 31, 2017
Net income - GAAP	$6,028	$3,498	$2,832
Adjustments:
Net deferred tax asset revaluation	—	1,846	—
Adjusted net income	$6,028	$5,344	$2,832

Diluted average common shares outstanding	$8,542,363	$8,527,599	$6,602,200

Diluted earnings per share - GAAP	$0.71	$0.41	$0.43
Adjustments:
Effect of net deferred tax asset revaluation	—	0.22	—
Adjusted diluted earnings per share	$0.71	$0.63	$0.43

Income tax expense - GAAP	$862	$3,521	$1,023
Adjustments:
Net deferred tax asset revaluation	—	(1,846)	—
Adjusted income tax expense	$862	$1,675	$1,023

Effective income tax rate	12.5%	50.2%	26.5%
Effect of net deferred tax asset revaluation	0.0%	(26.3)%	0.0%
Adjusted effective income tax rate	12.5%	23.9%	26.5%